EXHIBIT 10.50
Execution Version

PROJECT DISBURSEMENT AGREEMENT
among
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Disbursement Agent
and
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Administrative Agent
and
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Collateral Agent
and
MONTREIGN OPERATING COMPANY, LLC
as the Borrower
and
EMPIRE RESORTS REAL ESTATE II, LLC
as the EV Subsidiary

Dated as of January 24, 2017

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TABLE OF CONTENTS
Page

1.	Definitions and Rules of Interpretation 2

1.1	Definitions 2

1.2	Rules of Interpretation 9

1.3	Incorporation by Reference 10

2.	Appointment of Disbursement Agent; Establishment of Accounts; Related Provisions 10

2.1	Appointment of the Disbursement Agent 10

2.2	Establishment of Accounts 10

2.3	Acknowledgment of Security Interest; Control 12

2.4	The Borrower’s Rights 13

3.	Certain Responsibilities of the Disbursement Agent 13

3.1	Instructions for Disbursements from Holding Account 13

3.2	Transfer of Funds at Direction of the Administrative Agent 13

3.3	Payment of Compensation 14

3.4	Periodic Review 14

3.5	Special Procedures for Unpaid Vendors 16

4.	Disbursements 16

4.1	Procedure for Approving Disbursements 16

4.2	Borrower’s Reimbursement of Previously Funded Project Costs 21

4.3	Final Disbursement 22

4.4	Cash Collateral Posting 22

5.	Representations and Warranties 23

5.1	Building Loan Disbursement Agreement 23

5.2	In Balance 23

5.3	Key Contracts 23

5.4	Project Budget; Project Cost Schedule 23

5.5	Force Majeure 24

6.	Covenants 24

6.1	Amendments to Project Budget 24

6.2	Contract Amendment Process 26

6.3	Contracts Entered into after the Closing Date 27

6.4	In Balance Requirement 28

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6.5	Project Cost Schedule Certificate 29

6.6	Reports 29

6.7	Notices 30

6.8	Retained Amounts 30

6.9	Project Schedule Amendments 30

6.10	Application of Insurance, Condemnation and Other Recovery Event Proceeds 30

6.11	Disbursement Agent, Collateral Agent, Administrative Agent Not Responsible 31

7.	Events of Default 31

8.	Coordination with Building Loan Disbursement Agreement 34

9.	Termination 35

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TABLE OF EXHIBITS
Exhibit
A    Form of Disbursement Request
B    Form of Project Cost Schedule Certificate
C    Form of Project Budget Amendment Certificate
D    Form of Contract Amendment Certificate
E    Form of Additional Contract Certificate
F    List of Key Contracts
G    Schedule of Anticipated EV Equity

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PROJECT DISBURSEMENT AGREEMENT
This PROJECT DISBURSEMENT AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is dated as of January 24, 2017 by and among CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, solely in its capacity as disbursement agent hereunder (together with its successors and assigns from time to time in such capacity, the “Disbursement Agent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH solely in its capacity as administrative agent under the Loan Agreement (as defined below) (together with its successors and assigns from time to time in such capacity, the “Administrative Agent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH solely in its capacity as collateral agent under the Loan Agreement (together with its successors and assigns from time to time in such capacity, the “Collateral Agent”), MONTREIGN OPERATING COMPANY, LLC, a New York limited liability company (the “Borrower”), and EMPIRE RESORTS REAL ESTATE II, LLC, a New York limited liability company (the “EV Subsidiary,” and collectively with the Borrower, jointly and severally, the “Company”).
RECITALS
A.    Project. The Company is developing a project commonly known as the “Montreign Resort Casino,” comprised of a casino (including a banquet and event center), hotel, entertainment village, parking structure and various food and beverage facilities, including restaurants and related facilities and amenities, to be located in the Town of Thompson, Sullivan County, New York (the “Project”).
B.    Building Loan Facility. Concurrently herewith, the lenders under that certain Building Term Loan Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), dated as of the date hereof, by and among the Borrower, the Administrative Agent and the financial institutions from time to time party thereto in the capacity of lenders, are providing commitments to extend certain credit facilities to the Borrower, as set forth in the Loan Agreement.
C.    Building Loan Disbursement Agreement. Concurrently herewith, the Borrower, the EV Subsidiary, the Disbursement Agent, the Collateral Agent and the Administrative Agent have entered into that certain Building Loan Disbursement Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Building Loan Disbursement Agreement”) in order to set forth (i) the conditions upon which, and the manner in which, funds under the Loan Agreement will be deposited into and disbursed from certain accounts to pay Building Loan Costs (as defined therein), including certain debt financing costs and other expenses as provided therein, and (ii) certain representations, warranties and covenants of the Borrower.
D.    Purpose. The parties have entered into this Agreement in order to set forth (i) the conditions upon which, and the manner in which, funds will be deposited into and disbursed from the Accounts (as defined below) to pay Project Costs (as defined below) and certain other costs and expenses of the Company, and (ii) certain representations, warranties and covenants of the Borrower.

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E.    Subsidiary Guarantees. The obligations of the Borrower hereunder are guaranteed by the Subsidiary Guarantors.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions and Rules of Interpretation.
1.1    Definitions. The terms identified below in this Section 1 shall have the meanings herein specified, and capitalized terms used but not otherwise identified in this Section 1 shall have the meanings given in the Building Loan Disbursement Agreement (or in the Loan Agreement, to the extent the Building Loan Disbursement Agreement so designates) unless otherwise stated herein .
“Account Bank” means (a) with respect to the Holding Accounts, the Holding Account Bank, and (b) with respect to the Disbursement Accounts, the Local Bank.
“Accounts” means, collectively, the Holding Account and the Disbursement Accounts.
“Additional Contract Certificate” has the meaning given in Section 6.3.2(a).
“Administrative Agent” has the meaning given in the preamble.
“AEV Minimum Amount” means Thirty-Five Million Dollars ($35,000,000).
“AEV Minimum Contribution” has the meaning given in Section 2.2.1(c).
“Agreement” has the meaning given in the preamble.
“Allocated BLDA EV Equity” has the meaning given in Section 6.11.
“Anticipated EV Equity” means, on any date, an amount equal to (a) the AEV Minimum Amount minus (b) the amount of Cash equity contributed into the Project Company Funds Account prior to such date pursuant to Section 2.2.1(c) and Section 6.11; provided, however, that if, on any Benchmark Date described on Exhibit G, the amount of Cash equity contributed into the Project Company Funds Account prior to such Benchmark Date is less than the amount opposite such Benchmark Date on Exhibit G (the amount of such shortfall, a “EV Equity Shortfall”), then Anticipated EV Equity shall at all times thereafter (unless cured as set forth in the following proviso) be deemed to be zero ($0) (a “Deemed AEV Zero Event”); provided further, however, that the Borrower shall be permitted to cure a Deemed AEV Zero Event by contributing Cash to the Project Company Funds Account (which contribution shall not be deemed a funding under or an offset against a Liability Cap under (and as defined in) any Completion Guaranty) in an amount equal to such EV Equity Shortfall no later than five (5) Business Days after the applicable Benchmark Date described on Exhibit G.
“Anticipated FF&E Financing Proceeds” means (a) at any time prior to the time that all FF&E Agreements sufficient to purchase all equipment (and services associated therewith) required under the “FF&E” Line Item and/or to reimburse all Reimbursable FF&E Amounts are entered into, the lesser of (i) the amount of funds reasonably expected to be expended by Borrower after the date of determination to purchase all equipment set forth in the “FF&E” Line Item in the Project Budget and for the services (if any) associated therewith that remain unpaid at such time through Final Completion and/or to reimburse all Reimbursable FF&E Amounts, and (ii) the amount of proceeds of any Indebtedness that Borrower reasonably anticipates incurring under Section 6.01(j) of the Loan Agreement from the date of determination through the Scheduled Completion Date or has already borrowed but not yet utilized, the proceeds of which will be applied to FF&E Costs (or FF&E Reimbursements); and (b) from and after the time that all FF&E Agreements sufficient to purchase all equipment (and services associated therewith) required under the “FF&E” Line Item and/or to reimburse all Reimbursable FF&E Amounts are entered into, the amount available to be borrowed (or previously borrowed to the extent not utilized to pay FF&E Costs or FF&E Reimbursements) by Borrower thereunder.
“Anticipated Investment Income” means, at any time, with respect to the Project Company Funds Account, the amount of investment income which the Borrower reasonably estimates will accrue on the funds in such Account through the Scheduled Completion Date, taking into account the current and future anticipated rates of return on investments in such Account permitted under the Loan Documents, the anticipated times and amounts of deposits to such Account and draws from such Account for the payment of Project Costs and the nature and tenor of the investments in which such funds are permitted to be invested.
“Available Gaming Commission Bond Amount” means, on any date of determination the aggregate amount of Cash Collateral Postings then securing the Gaming Commission Bond (to the extent the bonding company or surety, or trustee on behalf thereof, on such date of determination, has not exercised against such cash collateral).
“Available Project Funds” means, on any date of determination, the sum of (a) the amounts then on deposit in the Project Company Funds Account (excluding any amounts designated by Borrower as Construction Balancing Cash) and the Disbursement Accounts, collectively; plus (b) the Anticipated Investment Income at such time; plus (c) the PDA Bond Amount Share at such time; plus (d) the PDA Share at such time.
“Benchmark Date” means each date designated on Exhibit G as a
“Benchmark Date” on which Cash equity is to be deposited into the Project Company Funds Account in respect of the AEV Minimum Amount.
“BLDA Bond Amount Share” has the meaning given in the Building Loan Disbursement Agreement.
“Borrower” has the meaning given in the preamble.

“Building Loan Disbursement Agreement” has the meaning given in the recitals.
“Cash Collateral Posting” means the delivery of cash or cash equivalents by the Borrower to financial institutions, bonding companies or other sureties to support or secure the issuance by such entities of letters of credit, bonds or other instruments securing performance of the Gaming Commission Bond.
“Cash Management Allowance” means, with regard to the Project Cash Management Account at any time, Three Million Dollars ($3,000,000) in the aggregate plus an amount that, in the good faith determination of the Borrower, will be required to be applied for payroll purposes constituting Project Costs prior to the next succeeding Disbursement.
“Collateral Agent” has the meaning given in the preamble.
“Company” has the meaning given in the preamble.
“Completion Items” means minor or insubstantial details, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the intended purpose of the Contract (or Line Item, as the case may be) to which they pertain.
“Consent” has the meaning given in Section 6.3.2(c).
“Construction Balancing Cash” has the meaning given in Section 6.13.
“Construction Balancing Cash Transfer” has the meaning given in Section 6.13.
“Contingency Transfer” has the meaning given in Section 6.1.4.
“Contract Amendment” means any amendment or modification of, or a waiver of a right or obligation under, a Contract to which a Loan Party is a party, or under any payment or performance security provided thereunder.
“Contract Amendment Certificate” has the meaning given in Section 6.2(b).
“Contracts” means contracts for the performance of the matters described in the Project Budget to which a Loan Party is a party, the payment and performance security issued thereunder (if any), each other agreement entered into by a Loan Party on or prior to the Closing Date relating to Project Costs (other than the Loan Documents) and each additional Contract entered into by a Loan Party in accordance with the Loan Documents which pertain to Line Items in the Project Budget; provided, however, that, for the avoidance of doubt, a “Contract” hereunder shall not be deemed to include or be duplicative of any “Project Document” as defined in the Building Loan Disbursement Agreement.
“Default” means any event that is, or with the passage of time or the giving of notice (or both) would be, an Event of Default.

“Disbursement” means a transfer of funds from the Project Company Funds Account to a Disbursement Account or, to the extent provided hereunder and in accordance with Section 4.2, directly to pay Project Costs (or Building Loan Costs under the Building Loan Disbursement Agreement pursuant to, and subject to the limitations and requirements of, Section 6.1.4 or Section 6.11 hereof, or pursuant to the application of Project Budget Realized Savings, as defined in the Building Loan Disbursement Agreement).
“Disbursement Account” means each of the Project Disbursement Account, the Project Cash Management Account and any other accounts or sub-accounts established from time to time with respect thereto pursuant to the terms of the applicable Control Agreements.
“Disbursement Agent” has the meaning given in the preamble.
“Disbursement Request” has the meaning given in Section 4.1.1(a).
“Disputed Amounts” means payments or invoices or matters which are being disputed in good faith by the Borrower under the applicable Contracts; provided, however, that (a) such disputes are not reasonably likely to result in the sale, forfeiture or loss of the Project, any material portion thereof or any material Collateral, title thereto or any interest therein and shall not interfere in any material respect with the construction or operation of the Project; and (b) the aggregate amount of Disputed Amounts identified by all payees, together with (but without duplication) the aggregate amount payable with respect to Disputed Amounts under all Contracts, plus all other Remaining Costs with respect to all Line Items in the Project Budget (other than with regard to the “FF&E” Line Item) plus the Required Contingency, do not exceed the Available Project Funds; and (c) sufficient funds remain available under (i) the applicable Line Item, (ii) the “Project Contingency” Line Item in excess of the Required Contingency, and/or (iii) the “Flex Contingency” Line Item to pay such disputed amount in full should the Borrower be obligated to make such payment under the terms of the applicable Contract. For the avoidance of doubt, Disputed Amounts shall not be duplicative of the Final Completion Amount or Retained Amounts.
“Event of Default” has the meaning given in Section 7.
“EV Subsidiary” has the meaning given in the preamble.
“First Line Item” has the meaning given in Section 6.1.1(e).
“FF&E” means all furniture, fixtures and equipment that are included in the “FF&E” Line Item and the “Other FF&E” Line Item of the Project Budget.
“FF&E Costs” means all costs related to the acquisition and installation of the furniture, fixtures and equipment that are needed to achieve Final Completion and that are included in the “FF&E” Line Item (for purposes of clarification, FF&E Costs excludes any amounts set forth in the “Other FF&E” Line Item).

“FF&E Reimbursement” means the proceeds of FF&E Agreements that have been deposited by Borrower into the Project Company Funds Account and designated by Borrower to be applied toward Project Costs hereunder and in reimbursement of Reimbursable FF&E Amounts.
“Final Completion Amount” means, from time to time from and after the Completion Date, the estimated cost to complete the Completion Items and/or other remaining matters under the Contracts (or otherwise with regard to a Line Item in the Project Budget), as certified by the Borrower and reasonably confirmed by the Construction Consultant with respect to each Disbursement from and after the Completion Date in their respective certificates substantially in the form of Exhibit A hereto and Exhibit 1 to Exhibit A hereto, respectively. For the avoidance of doubt, the Final Completion Amount shall not be duplicative of Disputed Amounts or Retained Amounts.
“Gaming Commission Bond” means that certain bond in the aggregate amount equal to $65,142,588 required to be delivered by the Borrower to the Commission pursuant to General Condition 2 of the Gaming License Conditions.
“Holding Account” means the Project Company Funds Account and any other accounts or sub-accounts established from time to time with respect thereto pursuant to the terms of the applicable Control Agreement.
“Holding Account Bank” means, as of the Closing Date, M&T Bank and/or Wilmington Trust, National Association (or any replacement bank substituted therefor pursuant to the provisions of Section 12.17 of the Building Loan Disbursement Agreement (as incorporated herein pursuant to Section 1.3 hereof)).
“In Balance” means, at any time of determination thereof and both before and after giving effect to any requested Disbursement, that (a) the Available Project Funds plus the Reimbursable FF&E Amounts (but excluding any Reimbursable FF&E Amounts that have not been reimbursed as of the earlier of the Completion Date or the Scheduled Completion Date) are no less than the sum of the total Remaining Costs (excluding FF&E Costs) plus the Required Contingency; (b) the Anticipated FF&E Financing Proceeds minus the Reimbursable FF&E Amounts are sufficient to pay all remaining FF&E Costs; and (c) the Project is “In Balance” as defined in and under the Building Loan Disbursement Agreement.
“Key Contract” means each Contract (excluding contracts for the purchase of gaming equipment or gaming systems) with an individual contract amount in excess of $4,000,000, each of which is set forth on Exhibit F (as such Exhibit may be updated pursuant to the terms of this Agreement).
“Lenders” has the meaning given in the recitals.
“Line Item” means each of the following individual line items set forth in the Project Budget (as in effect from time to time), and any additional line item that may be added pursuant to Section 6.1(a):

(a)    FF&E;
(b)    Other FF&E
(c)    Pre-Opening Costs, Operating Costs and Other Transaction Expenses;
(d)    Project Contingency; and
(e)    Flex Contingency
“Line Item Transfer” has the meaning given in Section 6.1.1(e).
“Loan Agreement” has the meaning given in the recitals.
“Local Bank” means, as of the Closing Date, M&T Bank (or any replacement bank substituted therefor pursuant to the provisions of Section 12.17 of the Building Loan Disbursement Agreement (as incorporated herein pursuant to Section 1.3 hereof)).
“Material Contract Amendment” has the meaning given in Section 6.2.
“Payment Acknowledgment Deliverables Requirement” means the delivery by the Borrower to the Administrative Agent, the Disbursement Agent and the Construction Consultant of reasonable documentary evidence of payment with regard to such Project Costs, such as unconditional lien wavers or releases, affidavits, agreements, invoices marked “paid in full,” or other reasonable evidence of performance and receipt of payment with regard to all payments made to date from each counterparty to a Contract with regard to the applicable Project Cost (and with regard to the last Disbursement hereunder, reasonable documentary evidence of final completion and full and final payment with regard to all such Project Costs), in each case, reasonably acceptable to the Administrative Agent in consultation with the Construction Consultant with regard to all payments made to date to such counterparty (other than (i) from any counterparty to a Contract with a contract price of less than $1,000,000 individually; and (ii) for the period prior to Final Completion, with respect to Permitted Amounts).
“PDA Bond Amount Share” means a designated amount, in Dollars, of the Available Gaming Commission Bond Amount that has been identified by Borrower in each Project Cost Schedule delivered hereunder, and which, when added to the then-applicable BLDA Bond Amount Share, shall exactly equal the then-remaining Available Gaming Commission Bond Amount at such time.
“PDA Share” has the meaning given in the Building Loan Disbursement Agreement.
“Permitted Amounts” means, without duplication, and taking into account any amounts for the same under the Building Loan Disbursement Agreement, (a) Completion Items with an aggregate Final Completion Amount less than $4,500,000; (b) Disputed Amounts with an aggregate value less than $6,000,000; and (c) Retained Amounts, if any, with an aggregate value less than $10,000,000, in each case, as certified by the Borrower and reasonably confirmed by the Construction Consultant, and in each case which have been reserved for in the Project Company

Funds Account (such amounts, the “Reserved Amounts”), or otherwise insured over or bonded over to the reasonable satisfaction of the Administrative Agent.
“Project” has the meaning given in the recitals.
“Project Budget Amendment Certificate” has the meaning given in Section 6.1.3.
“Project Cash Management Account” means the Project Cash Management Account, which shall be established by Borrower with the Local Bank, designated as such pursuant to Section 2.2.3 or opened as a replacement account therefor in accordance with Section 12.17 of the Building Loan Disbursement Agreement (as incorporated herein pursuant to Section 1.3 hereof), subject to a Control Agreement, and subjected to perfected liens to secure the Obligations.
“Project Company Funds Account” means the Project Company Funds Account established by Borrower with the Holding Account Bank, designated as such pursuant to Section 2.2.1 or opened as a replacement account therefor in accordance with Section 12.17 of the Building Loan Disbursement Agreement (as incorporated herein pursuant to Section 1.3 hereof), subject to a Control Agreement, and subjected to perfected liens to secure the Obligations.
“Project Costs” means the costs to be incurred in connection with the Project pursuant to the Project Budget.
“Project Cost Schedule” means an itemized cost schedule in the form attached as Schedule 1 to Exhibit B, as updated from time to time in accordance with this Agreement.
“Project Cost Schedule Certificate” has the meaning given in Section 6.5.
“Project Disbursement Account” means the Project Disbursement Account established by Borrower with the Local Bank, designated as such pursuant to Section 2.2.2 or opened as a replacement account therefor in accordance with Section 12.17 of the Building Loan Disbursement Agreement (as incorporated herein pursuant to Section 1.3 hereof), subject to a Control Agreement and subjected to perfected liens to secure the Obligations.
“Realized Savings” means, as of any date, with respect to any Line Item in the Project Budget, the excess of (i) the Remaining Budgeted Amount for such Line Item over (ii) the Remaining Costs with respect to such Line Item; provided, however, that Realized Savings for any Line Item shall be deemed to be zero unless and until the Borrower has delivered an executed Project Budget Amendment Certificate (together with all exhibits thereto) which includes such Realized Savings and such certificate has been approved by the Construction Consultant (which approval shall not be unreasonably withheld, delayed or conditioned) and, to the extent required under Section 6.1, the Administrative Agent (which approval shall not be unreasonably withheld or delayed); provided, further, however, that no Realized Savings shall be obtainable with respect to the “Project Contingency” Line Item or the “Flex Contingency” Line Item under the Project Budget.

“Reimbursable FF&E Amounts” means, at any time, the amount of funds Disbursed pursuant to the provisions of Section 6.12 hereof and (a) that do not consist of proceeds of any FF&E Agreement; (b) have been utilized by Borrower to pay FF&E Costs (that, for the avoidance of doubt, would have otherwise been payable with the proceeds of FF&E Agreements); and (c) for which there has not yet been deposited a corresponding FF&E Reimbursement.
“Remaining Budgeted Amount” for any Line Item on the Project Budget means the Total Budgeted Amount for such Line Item in the Project Budget less the amount previously spent with respect to such Line Item.
“Remaining Costs” means, at any time and with respect to any Line Item in the Project Budget, the amount of funds reasonably expected to be expended by the Borrower after the date of determination to complete the matters represented by such Line Item and for the materials and services used to complete such tasks that remain unpaid at such time through Final Completion, including, for the avoidance of doubt, Completion Items, Retained Amounts and the full amount of any claims for payments by Contract counterparties that are being disputed by the Borrower, as certified at any such time by the Borrower and confirmed by the Construction Consultant. Notwithstanding the foregoing, the term “Remaining Costs” shall not include FF&E Costs.
“Required Contingency” means a minimum amount required to be funded by the Borrower and maintained with respect to the “Project Contingency” Line Item in the Project Budget, which shall be, on the Closing Date, an amount equal to $7,070,000, and which shall be recalculated, from time to time, in accordance with the methodology set forth on Schedule 2 to Exhibit B.
“Reserved Amounts” has the meaning given in the definition of “Permitted Amounts” hereunder.
“Reserved Lien Funds” means such reserves as may be required to be maintained with regard to Senior Permitted Liens, as more fully set forth in Section 6.02 of the Loan Agreement.
“Retained Amounts” means, at any given time, amounts that would otherwise have accrued and be owing under the terms of a Contract (or, if applicable, with regard to a Line Item hereunder) but which at such time (in accordance with the terms of the Contract or applicable law) are being withheld by the Borrower from payment thereunder.
“Second Line Item” has the meaning given in Section 6.1.1(c).
“Section 22 Lien Law Affidavit” means a true statement under oath verified by the Borrower as required by Section 22 of the Lien Law and otherwise in form and substance reasonably acceptable to Administrative Agent. A copy of the Section 22 Lien Law Affidavit as in effect as of the Closing Date is attached as Exhibit N to the Building Loan Disbursement Agreement.
“Title Search” has the meaning given in Section 4.1.2(1).

“Total Budgeted Amount” with respect to any Line Item in the Project Budget at any given time means the total amount budgeted for such Line Item in the Project Budget (whether or not such amount has been expended) at such time in accordance with this Agreement.
“Trigger” has the meaning given in Section 3.2.
“Trigger Notice” has the meaning given in Section 3.2.
“Unincorporated Materials” has the meaning given in Section 4.1.2(d).
1.2    Rules of Interpretation. Headings in this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation of this Agreement. The singular includes the plural, and the plural includes the singular. The word “or” is not exclusive. Except as otherwise defined, accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation”. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of this Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix hereto, the provisions of this Agreement shall control. References to any document, instrument or agreement (x) shall include all exhibits, schedules and other attachments thereto, (y) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (z) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, modified and supplemented from time to time and in effect at any given time, to the extent such amendment, restatement, modification or supplement is made in accordance with the terms of this Agreement and the other Loan Documents, as the case may be. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document unless the context demands otherwise. References to “days” shall mean calendar days, unless the term “Business Days” shall be used, except that any deadline to perform an obligation that falls on a day other than a Business Day shall be deemed extended until the next succeeding Business Day, other than the payment by any Loan Party of Debt Financing Costs, which shall be payable on the preceding Business Day. References to a time of day shall mean such time in New York, New York, unless otherwise specified.
1.3    Incorporation by Reference. The following Sections of the Building Loan Disbursement Agreement (including any subsections of any such Sections) are hereby incorporated herein by reference and made applicable hereto, mutatis mutandis: Section 1.3 (Joint and Several Liability); Section 8 (Limitation of Liability); Section 9 (Indemnity; Protections and Immunities); Section 11 (Substitution or Resignation of the Disbursement Agent); and Section 12 (Miscellaneous).
2.    Appointment of Disbursement Agent; Establishment of Accounts; Related Provisions.

2.1    Appointment of the Disbursement Agent. The Disbursement Agent is hereby appointed by the Company, the Collateral Agent, and the Administrative Agent as disbursement agent hereunder, and the Disbursement Agent hereby agrees to act as such and to instruct the applicable Account Bank to deposit into, or disburse from, the applicable Accounts all cash, payments and other amounts to be deposited into any applicable Account or to be disbursed from any applicable Account pursuant to the terms of this Agreement.
2.2    Establishment of Accounts.
2.2.1    Establishment of Holding Account.
(a)    Concurrently with the execution and delivery of this Agreement, the Borrower shall enter into a Control Agreement, pursuant to which the Holding Account Bank as the account bank thereunder shall establish and maintain the Project Company Funds Account. The Borrower shall cause such Account to be maintained at all times until such Account is permitted to be closed in accordance with Section 4.3.
(b)    On the Closing Date, there shall be deposited into the Project Company Funds Account such amounts, if any, as shall have been designated in that certain funds flow memorandum delivered under the Loan Agreement in connection with the Closing Date.
(c)    Except as specifically provided herein or in the Loan Agreement, until termination of this Agreement, the Borrower shall deposit into the Project Company Funds Account:
(1) until the Casino Opening Date all of its and the other Loan Parties’ cash inflows necessary for the Project to be In Balance, and liquidated damages received from counterparties to Contracts, in each case (i) net of any commercially reasonable costs and expenses in obtaining such amounts, and taxes related thereto, and (ii) excluding any amounts which are applied towards repayment of the Loans in accordance with the terms of the Loan Agreement;
(2) all amounts funded for the account of the Borrower by the Completion Guarantor in respect of Project Costs (or any other amounts funded for the account of the Borrower by the Completion Guarantor and not otherwise deposited into the “Building Loan Company Funds Account” (under and as defined in the Building Loan Disbursement Agreement)) pursuant to the Completion Guaranty at the times and on the terms contemplated by such Completion Guaranty;
(3) all cash collateral in respect of the Gaming Commission Bond that is released to the Borrower by the bonding company, surety or trustee on behalf thereof;

(4)    delay in startup or business interruption proceeds not otherwise deposited into the “Building Loan Interest Reserve Account” (under and as defined in the Building Loan Disbursement Agreement);
(5)     Cash equity in an aggregate amount equal to the AEV Minimum Amount, regardless of whether the Project is In Balance and regardless of any other equity contributed hereunder, including under Section 6.1.1 (such obligation, the “AEV Minimum Contribution”), which aggregate amount shall be deposited in such installments and by such dates as set forth on Exhibit G hereto; and
(6)    all FF&E Reimbursements.
(d)    Investment income or interest received from amounts on deposit in the Project Company Funds Account shall be deposited into the Project Company Funds Account.
2.2.2    Establishment of Project Disbursement Account. Concurrently with the execution and delivery of this Agreement, the Borrower shall enter into a Control Agreement with the Local Bank, as the account bank thereunder, with respect to the Project Disbursement Account. The Borrower shall cause such Account to be maintained at all times until such Account is permitted to be closed in accordance with Section 4.6. On the Closing Date, there shall be deposited into the Project Disbursement Account such amounts, if any, as shall have been designated in that certain funds flow memorandum delivered under the Loan Agreement in connection with the Closing Date. Subject to such Control Agreement, and except for any amounts which may be deposited therein on the Closing Date (which amounts shall be permitted to be applied to the Project Costs for which such amounts were so deposited), the Borrower shall be permitted from time to time to draw checks on and otherwise withdraw amounts on deposit in the Project Disbursement Account to pay Project Costs then due and payable and reflected in the applicable Disbursement Request pursuant to which such amounts were transferred to the Project Disbursement Account. The Borrower shall cause investment income or interest received from amounts on deposit in the Project Disbursement Account to be deposited therein.
2.2.3    Establishment of Project Cash Management Account. Concurrently with the execution and delivery of this Agreement, the Borrower shall enter into a Control Agreement with the Local Bank, as the account bank thereunder, with respect to the Project Cash Management Account. On the Closing Date, there shall be deposited into the Project Cash Management Account such amounts, if any, as shall have been designated in that certain funds flow memorandum delivered under the Loan Agreement in connection with the Closing Date. The Borrower shall be permitted from time to time after the Closing Date to request a Disbursement of funds from the Project Company Funds Account to the Project Cash Management Account (including to replace amounts previously drawn from, and/or to increase the funds on deposit in, the Project Cash Management Account) by including a request to such effect in a Disbursement Request and satisfying the conditions precedent set forth in Section 4.1.2; provided, however, that the balance of funds on deposit in the Project Cash Management Account may not exceed the Cash Management Allowance at any time, and, in connection with any Disbursement Request, the

Borrower shall certify to the Disbursement Agent that the aggregate balance of funds on deposit in the Project Cash Management Account does not and will not exceed the Cash Management Allowance (including after giving effect to any such Disbursement Request). Subject to such Control Agreement, the Borrower shall be permitted from time to time to draw checks on and otherwise withdraw amounts on deposit in the Project Cash Management Account to pay Project Costs then due and payable. The Borrower shall cause investment income or interest received from amounts on deposit in the Project Cash Management Account to be deposited therein until applied to the payment of Project Costs as described above.
2.3    Acknowledgment of Security Interest; Control. In order to secure the Obligations, the Borrower has pledged to the Collateral Agent, and created in favor of the Collateral Agent for the benefit of the Administrative Agent and the Lenders, a security interest in and to, the Accounts, all Cash, Cash Equivalents, financial assets, investment property, instruments, investments, securities entitlements and other securities or amounts at any time on deposit in or credited to the Accounts, and all proceeds of any of the foregoing. All moneys, Cash Equivalents, financial assets, investment property, instruments, investments, securities entitlements and other securities at any time on deposit in or credited to any of the Accounts shall constitute collateral security for the payment and performance of the Obligations and shall at all times be subject to the control of the Collateral Agent (for the benefit of the Administrative Agent and the Lenders), and shall be held in the custody of the securities intermediary or account bank under the applicable Control Agreement in trust for the purposes of, and on the terms set forth in, such Control Agreement.
2.4    The Borrower’s Rights. The Borrower shall not have any rights or powers with respect to any amounts in any Holding Accounts, or any part thereof, except (a) as provided in the applicable Control Agreements and (b) the right described in the Loan Documents to have such amounts applied in accordance with the provisions hereof and the Loan Documents. Furthermore, for purposes of clarification, in no event shall any Holding Accounts (or amounts distributed from the Holding Accounts for the payment of Project Costs) be held, maintained, received or otherwise controlled by the Borrower.
3.    Certain Responsibilities of the Disbursement Agent.
3.1    Instructions for Disbursements from Holding Account. Except for the payments described in Section 3.3 and subject to Sections 3.5 and 4.1.3, the Disbursement Agent shall, in accordance with a Disbursement Request, instruct the Account Bank (pursuant to the provisions of the applicable Control Agreement) to disburse funds from Project Company Funds Account to pay for Project Costs in accordance with the Borrower’s Disbursement Requests after approval thereof in accordance with the terms hereof and only upon satisfaction (or waiver by the Administrative Agent) of the conditions to disbursement set forth herein. For the avoidance of doubt, instructions from the Disbursement Agent for the payment of amounts described in Section 3.3 shall be given regardless of whether the conditions precedent to disbursement have been satisfied or waived and regardless of whether an Event of Default has occurred or is continuing.
3.2    Transfer of Funds at Direction of the Administrative Agent. Subject to Sections 3.3, 3.5 and 4.1.3, but notwithstanding any other provision to the contrary in this Agreement (but subject to the last sentence of this Section 3.2), from and after the date the Disbursement Agent receives written notice from the Borrower, the Collateral Agent or the Administrative Agent that an Event of Default exists, and until such time, if ever, as the Disbursement Agent receives written notice from the Collateral Agent or the Administrative Agent that such Event of Default no longer exists, the Disbursement Agent shall not instruct the Account Banks to disburse any funds from such Accounts, and any withdrawal or transfer of amounts from the Accounts shall be made at the direction of the Administrative Agent; provided, however, that (i) any wires funded from or checks drawn on either Disbursement Account for payments approved hereunder in connection with a prior Disbursement Request shall be honored to the extent of available funds on deposit therein notwithstanding the continuance of any such Event of Default; and (ii) Disbursement Requests submitted by the Borrower hereunder solely for payments of (1) insurance premiums on insurance policies required for the Project under the Loan Documents, (2) Taxes assessed against the Project, or (3) other payments to Governmental Authorities, shall be honored to the extent of Disbursements necessary for payment of such amounts notwithstanding the continuance of any such Event of Default, unless and until the Administrative Agent shall have notified the Disbursement Agent that such Disbursements are not to be made or the Collateral Agent shall have issued a Trigger Notice (as defined below); provided further, however, that in the event the Administrative Agent determines in its sole discretion that an Event of Default would be cured upon the making of the subject Disbursement, the Administrative Agent shall so notify the Disbursement Agent and the Disbursement Agent shall, so long as all other conditions precedent to the subject Disbursement have been satisfied, instruct the Account Banks to disburse the funds requested by the subject Disbursement. Such Disbursement may be made, at the request of the Administrative Agent, directly to the payee(s) thereof. The parties hereto expressly acknowledge and agree that in the event that the Collateral Agent shall have issued a prohibition notice, notice of sole control or other similar direction (a “Trigger Notice”) to any Account Bank under a Control Agreement to the effect that such Account Bank shall only act at the direction of the Collateral Agent with regard to the Accounts thereunder (such event, a “Trigger”), then during the occurrence and continuation of the Event of Default giving rise to such Trigger, no further direction by the Disbursement Agent shall be given with regard to any Account hereunder. Upon delivery, if ever, of written notice rescinding such Trigger Notice by the Collateral Agent to the Disbursement Agent, disbursement of funds shall occur in accordance with the terms of this Agreement.
3.3    Payment of Compensation.
3.3.1    Compensation of the Disbursement Agent, the Administrative Agent and the Construction Consultant. On each anniversary of the Closing Date (or on the first Business Day after such anniversary if such anniversary does not fall on a Business Day), the Disbursement Agent shall instruct the Account Bank under the applicable Control Agreement to transfer from the applicable Account (as determined pursuant to Section 4.2) directly to Credit Suisse AG, Cayman Islands Branch and CBRE, Inc., a Delaware corporation, d/b/a Inspection & Valuation International (or its respective successors or assigns), as applicable, which amount shall constitute compensation for services to be performed by it in its respective capacities as the Disbursement Agent, the Administrative Agent and the Construction Consultant during such year.
3.3.2    Power of Attorney. The instructions contemplated by this Section 3.3 to be given by the Disbursement Agent shall be made without the requirement of obtaining any further consent or action on the part of the Borrower with respect thereto, and the Borrower hereby constitutes and appoints the Disbursement Agent its true and lawful attorney-in-fact to give such instructions and, if applicable, make such disbursements, and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.
3.4    Periodic Review.
3.4.1    Review by Disbursement Agent. The Disbursement Agent shall act in good faith in the performance of its duties hereunder. Commencing upon execution and delivery hereof, the Disbursement Agent shall have the right, but shall have no obligation, to meet periodically at reasonable times upon reasonable advance notice with representatives of each of the Administrative Agent, the Borrower, the Construction Consultant and such other employees, consultants, counsel or agents as the Disbursement Agent shall reasonably request to be present for such meetings. In addition, the Disbursement Agent shall have the right, but shall have no obligation, at reasonable times during customary business hours and at reasonable intervals upon prior notice, to review, to the extent it deems reasonably necessary or appropriate to permit it to perform its duties hereunder, all information (including Contracts) supporting any Disbursement Request and any certificates in support of any of the foregoing. The Disbursement Agent shall be entitled, but shall have no obligation, to examine, copy and make extracts of the books, records, accounting data and other documents of the Borrower or the other Loan Parties which are reasonably necessary or appropriate to permit it to perform its duties hereunder, including bills of sale, statements, receipts, contracts or agreements to the extent related to any items covered by the Project Budget (excluding each of the foregoing which is subject to attorney-client privilege or attorney-work product). The rights of the Disbursement Agent under this Section 3.4 shall not (a) extend any review or response periods granted to the Agents or the Construction Consultant under this Agreement, provided that the Borrower or the other Loan Parties are reasonably cooperating to provide Disbursement Agent with the requested information; or (b) be construed as an obligation, it being understood that the Disbursement Agent’s duty is solely limited to act upon certificates and Disbursement Requests submitted by the Borrower and instructions of the Collateral Agent and/or the Administrative Agent, as applicable, pursuant to the terms hereof (and, in the case of Section 3.4.2, invoices submitted by the Construction Consultant), and the Disbursement Agent shall be protected in acting upon any Disbursement Request which appears to be valid on its face and to be duly executed by an authorized representative of the Borrower.
3.4.2    Review by Construction Consultant. The Borrower shall permit the Construction Consultant (acting as a representative for the Administrative Agent, the Collateral Agent and the Disbursement Agent) to meet periodically at reasonable times during customary business hours and at reasonable intervals with representatives of the Borrower, the Disbursement Agent, and such other employees, consultants, counsel or agents as the Administrative Agent, the Collateral Agent or the Construction Consultant shall reasonably request to be present for such meetings. Subject to safety-related requirements, the Borrower shall permit the Construction Consultant (and in the case of clause (c), the Insurance Advisor) (a) to perform such inspections of the Real Property and the Project as it deems reasonably necessary or appropriate in the performance of its duties on behalf of the Administrative Agent, the Collateral Agent and the Disbursement Agent, (b) at reasonable times during customary business hours upon reasonable prior notice to review, to the extent it deems reasonably necessary or appropriate to permit it to perform its duties, and all information supporting the amendments to the Project Budget, amendments to any Contracts, any Disbursement Request and any certificates in support of any of the foregoing, to inspect materials stored at any Mortgaged Property, the Project, or off-site facilities where materials designated for use in the Project are stored, and (c) to review the insurance required pursuant to the terms of the Loan Documents. The Construction Consultant shall (i) participate in such meetings, at reasonable times during customary business hours and at reasonable intervals, with the Borrower, the Construction Manager, the Architect and/or other employees, consultants, counsel or agents of the Borrower as the Borrower may from time to time reasonably request and (ii) upon the Borrower’s request, review and provide comments to “pencil copy requisitions” in advance of the Borrower’s submission of Disbursement Requests. The Borrower hereby authorizes the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Construction Consultant to contact, after the occurrence and during the continuation of an Event of Default, any payee for purposes of confirming receipt of progress payments; provided, however, that that the Administrative Agent, the Collateral Agent and the Disbursement Agent shall have no obligation to contact (or cause the Construction Consultant to contact) any payee to so confirm. In addition, the Administrative Agent, the Collateral Agent and the Disbursement Agent (or the Construction Consultant on their behalf) shall be entitled to (at such Person’s sole cost and expense, except after the occurrence and during the continuation of an Event of Default, whereupon such costs and expenses shall be for the account of Borrower) examine, copy and make extracts of the books, records, accounting data and other documents of the Borrower or the other Loan Parties to the extent related to any items covered by the Project Budget or the performance by the Construction Consultant of its duties hereunder (excluding each of the foregoing which is subject to attorney-client privilege or attorney-work product). Upon the occurrence and during the continuation of an Event of Default, at the request of the Administrative Agent, the Collateral Agent, the Disbursement Agent or the Construction Consultant, the Borrower shall from time to time deliver to the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Construction Consultant a Project Cost Schedule for the Project. Subject to safety-related requirements, the Borrower agrees to reasonably cooperate and shall cause other Loan Parties and each other Contract counterparty to reasonably cooperate, with the Construction Consultant in assisting the Construction Consultant to perform its duties on behalf of the Administrative Agent, the Collateral Agent and the Disbursement Agent and exercising its review and inspection rights hereunder to take such further steps as the Administrative Agent, the Collateral Agent, the Disbursement Agent or the Construction Consultant reasonably may request in order to facilitate the performance of such obligations or the exercise of such rights.
3.5    Special Procedures for Unpaid Vendors. If an Event of Default has occurred and is continuing, the Borrower agrees that the Disbursement Agent may, but shall not be obligated to, make or cause to be made advances and transfers of any or all sums in the Accounts directly into the account of any payee for amounts due and owing to them from the Borrower pursuant to a Contract without further authorization from the Borrower and the Borrower hereby constitutes and appoints the Disbursement Agent as its true and lawful attorney-in-fact to make or cause the making of such direct payments and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable; provided, however, that the Disbursement Agent shall not exercise its rights under this power of attorney except as directed in writing by the Collateral Agent or the Administrative Agent. No further direction or authorization from the Borrower shall be necessary to warrant or permit the Disbursement Agent to make or cause the making of such advances in accordance with the foregoing. The Disbursement Agent shall consult with, and may (but shall not be obligated to) seek direction from, the Construction Consultant in making any advances or transfers under this Section 3.5. The Disbursement Agent shall have no liability for any advances or transfers made in accordance with this Section 3.5 absent bad faith, fraud, gross negligence or willful misconduct (as determined by a final and unappealable judgment of a court of competent jurisdiction).
4.    Disbursements.
4.1    Procedure for Approving Disbursements.
4.1.1    Disbursement Requests.
(a)    The Borrower shall have the right from time to time, no more frequently than once per calendar month, (the estimated draw schedule for which, as set forth in the Project Budget, may, for the avoidance of doubt, be varied by Borrower subject to the provisions of Section 6 hereof), to submit to the Disbursement Agent a request for the disbursement of funds from the Project Company Funds Account (in accordance with Section 4.2) substantially in the form of Exhibit A (a “Disbursement Request”), together with the exhibits attached thereto, as further described below. Notwithstanding the above, the Borrower shall submit a Disbursement Request hereunder only on dates on which it concurrently submits (and is permitted to submit) a Disbursement Request pursuant to the terms of the Building Loan Disbursement Agreement; provided, however, that such requirement shall not apply from and after the date that all funds to be disbursed pursuant to the terms of the Building Loan Disbursement Agreement shall have been fully disbursed. The Borrower shall not be entitled to any Disbursement unless and until a final, executed Disbursement Request, with all exhibits and attachments thereto, has been properly completed and submitted to the Disbursement Agent and the Construction Consultant in accordance with this Section 4.1. For clarification, disbursements with respect to Project Costs made on the Closing Date shall be made pursuant to procedures approved by the Disbursement Agent. Disbursement Requests shall be acted on as follows:
(i)    Within five (5) Business Days following the date of the submission of a Disbursement Request to the Disbursement Agent, the Construction Consultant and the Administrative Agent (the “Submission Date”), the Construction Consultant shall provide written notice to the Disbursement Agent and the Administrative Agent that it either approves or does not approve such Disbursement Request (it being understood that Construction Consultant’s approval of a Disbursement Request shall be evidenced by its execution of its certificate in the form of Exhibit 1 to Exhibit A); and
(ii)    Within five (5) Business Days following the receipt of an approval of the Disbursement Request from the Construction Consultant (but no earlier than ten (10) Business Days from the Submission Date), which Disbursement Request shall, subject to the Disbursement Agent’s approval pursuant to this clause

(ii), be final and fully executed by the applicable parties thereto, the Disbursement Agent shall either (X) instruct the Account Bank to make the Disbursements requested in such Disbursement Request that satisfy each of the conditions set forth in Section 4.1.2; or (Y) notify the Borrower and the Administrative Agent in writing if it determines that such Disbursement Request fails to satisfy any such conditions, which notice shall describe the nature of such failure in reasonable detail.
(b)    Such Disbursement shall be made in the amount specified in such approved Disbursement Request from the Holding Account specified in the approved Disbursement Request in accordance with Section 4.2 to the applicable Disbursement Account(s) specified in such Disbursement Request.
(c)    Notwithstanding any provision in Sections 4.1.1 or 4.1.2 to the contrary, the initial Disbursement on the Closing Date shall be made pursuant to such documentation and terms as are agreed upon by the Borrower, the Disbursement Agent, the Administrative Agent and the Construction Consultant.
(d)    With regard to any transfers under this Agreement, it is understood that, in certain circumstances, the Account Bank may request that the Borrower provide additional documentation to effectuate such transfer, and the Borrower acknowledges that such transfers may not occur until it provides such documentation (and the Borrower in any event agrees to use commercially reasonable efforts to provide such documentation).
4.1.2    Conditions to Disbursements. The Disbursement Agent’s approval of a Disbursement Request as provided in Section 4.1.1(a)(ii) shall be subject to the following conditions. Upon receipt of the Construction Consultant’s approval of the Disbursement Request and satisfaction of the conditions described below, the Disbursement Agent shall instruct the Account Bank to make the Disbursements specified in the corresponding Disbursement Request in accordance with Section 4.1.1(b):
(a)    The Borrower shall have submitted to the Disbursement Agent a Disbursement Request as provided for herein pertaining to the amounts requested for disbursement, together with (i) all schedules thereto substantially in the form contemplated thereby; (ii) any lien releases and affidavits (if any) and agreements to the extent customarily obtained from such payees; (iii) all certifications required to be included in the Disbursement Request, including a certification by the Borrower that the Completion Date (to the extent it has not already occurred) is expected to occur on or before the Scheduled Completion Date and the Casino Opening Date (to the extent it has not already occurred) is expected to occur on or before the Scheduled Casino Opening Date; (iv) a certification by the Borrower of compliance with the then-applicable Project Budget and Project Cost Schedule; and (v) the certifications of the Construction Consultant substantially in the form of Exhibit 1 to the Disbursement Request;
(b)    The Borrower shall have confirmed that the Administrative Agent, the Collateral Agent and the Construction Consultant shall have received (i) copies of each Key Contract executed on or before the date of such Disbursement Request, together with a

Consent signed by the counterparty to such Key Contract if and to the extent required under Section 6.3; and (ii) copies or originals, as the case may be, of all performance security, parent guaranties, bonds or other performance assurances as any counterparty to such Key Contract may be required to provide pursuant to such Key Contract (which performance assurances shall be in form and substance reasonably satisfactory to Administrative Agent and otherwise consistent with customary industry standards, and shall name the Collateral Agent as a co-obligee or beneficiary, as applicable);
(c)    With regard to any Disbursement occurring subsequent to the Closing Date, the Borrower shall have satisfied the Payment Acknowledgment Deliverables Requirement;
(d)    The Borrower shall have delivered to the Construction Consultant (and the Disbursement Agent shall have received written confirmation of such delivery from the Construction Consultant) a written inventory substantially in the form of Schedule 4 to the Borrower’s Disbursement Request identifying all materials, machinery, fixtures, furniture, equipment or other items purchased or manufactured for incorporation into the Project for which the Borrower has paid, or will pay from the Disbursement, all or a portion of the purchase price thereof but which, at the time of the Disbursement Request, (x) are not located at the Project site, or (y) are located at the Project site but are not expected to be incorporated into the Project within one hundred eighty (180) days after such Disbursement Request (the materials described in clauses (x) and (y), collectively, the “Unincorporated Materials”) and including the cost of such Unincorporated Materials, together with evidence reasonably satisfactory to the Construction Consultant that the following conditions have been satisfied with respect to such Unincorporated Materials:
(i)    all Unincorporated Materials for which full payment has previously been made or is being made with the proceeds of the Disbursement to be disbursed are, or will be upon full payment, owned by the Borrower, and all lien rights or claims of the supplier have been or will be released simultaneously with such full payment and such payment shall be evidenced by paid invoices, the bills of sale, certificates of title or other evidence reasonably satisfactory to the Construction Consultant;
(ii)    the Unincorporated Materials are consistent with the Final Plans and Specifications;
(iii)    all Unincorporated Materials are (to the extent not in fabrication) properly inventoried, securely stored, protected against theft and damage at the Project site or at such other location which has been specifically identified by its complete address to the Construction Consultant (or if the Borrower cannot provide the complete address of the current storage location, the Borrower shall list the name and complete address of the applicable contracting party supplying or manufacturing such Unincorporated Materials);

(iv)    all Unincorporated Materials are insured against casualty, loss and theft for an amount equal to their replacement costs under policies naming the Collateral Agent as an additional insured and the Disbursement Agent as loss payee to the extent required under the Loan Documents;
(v)    the amounts paid by the Borrower in respect of all Unincorporated Materials, when combined with the amounts paid by the Borrower in respect of “Unincorporated Materials” under and as defined in the Building Loan Disbursement Agreement (in each case, that constitute Unincorporated Materials or “Unincorporated Materials” under and as defined in the Building Loan Disbursement Agreement at the time the calculation of such amounts is made for the purposes of this clause (v)), are at no time more than $40,000,000 in the aggregate, plus any additional amounts reasonably approved by the Disbursement Agent in consultation with the Construction Consultant; and
(vi)    the Construction Consultant shall have confirmed the satisfaction of the condition required in subparagraph (iii) above in its reasonable discretion, and in connection therewith the Construction Consultant may, but shall not be required to, upon reasonable prior notice and at reasonable times, visit the site of and inspect the Unincorporated Materials at the Borrower’s expense;
(e)    The Disbursement Request on its face has been completed as to the information required therein and all required attachments, have been attached;
(f)    No Disbursement Agent Responsible Officer shall have received a written notice (including a Disbursement Request) from any of the Borrower, the Collateral Agent, the Administrative Agent or the Construction Consultant (i) that a Default or an Event of Default exists (other than those that would be cured upon the making of the subject Disbursement, as hereinafter provided), or (ii) of any material error, inaccuracy, misstatement or omission of material fact in any Disbursement Request or in any exhibit or attachment thereto or any information provided by the Borrower which has not been theretofore corrected;
(g)    The Borrower shall have paid or arranged for payment, out of the requested Disbursement or otherwise, of all fees, expenses, charges and Debt Financing Costs as defined in the Building Loan Disbursement Agreement due and payable under the Loan Documents, as certified by the Borrower to the Disbursement Agent;
(h)    With respect to each Disbursement Request other than the first Disbursement Request issued hereunder, the Borrower shall have certified to the Disbursement Agent and substantiated to the Construction Consultant’s reasonable satisfaction (as set forth in the Construction Consultant’s certificate substantially in the form of Exhibit 1 to the Disbursement Request) in the manner contemplated by the Disbursement Request, that (i) the amounts previously drawn by the Borrower from the Disbursement

Accounts to pay Project Costs have, in fact, been used to pay Project Costs in accordance with the Project Budget; and (ii) after giving effect to the requested Disbursement, the balance in the Project Disbursement Account (other than any amounts on account of interest earned on amount on deposit therein) will not exceed the amount required to pay Project Costs then due and payable as specified in the applicable Disbursement Request and the balance in the Project Cash Management Account will not exceed the Cash Management Allowance;
(i)    The Project shall be In Balance, as certified by the Borrower in the relevant Disbursement Request;
(j)    The absence of any Default or Event of Default, as certified by the Borrower in the relevant Disbursement Request (other than those that would be cured upon the making of the subject Disbursement, as hereinafter provided);
(k)    The Borrower shall have delivered to the Construction Consultant a written report of the fixtures, furniture and equipment purchased on or prior to the applicable Disbursement Request (or otherwise to be purchased with the proceeds of the subject Disbursement), the costs of which are included (or are to be included) in the “FF&E” Line Item or the “Other FF&E” Line Item, which report shall identify to which of such Line Items such costs have been allocated and shall otherwise be in form and substance reasonably acceptable to the Construction Consultant;
(l)    To the extent that an Update Endorsement is not being simultaneously delivered pursuant to the terms of the Building Loan Disbursement Agreement because the “Accounts” thereunder (other than the Building Loan Interest Reserve Account) have been “Exhausted” (as defined therein), the Borrower shall have caused the Title Company to have delivered to the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Construction Consultant a title search report, dated as of the date of such Disbursement (each such report, the “Title Search”) which Title Search shall demonstrate that that there are no intervening Liens which may then or thereafter take priority over the Lien of the Mortgages (other than Senior Permitted Liens (but subject to Reserved Lien Funds)); and
(m)    The Borrower has provided Disbursement Agent with copies of the most recent monthly statements from each Account Bank with regard to balances in the Accounts.
The Disbursement Agent shall be entitled to rely upon the certifications of the Borrower and the Construction Consultant in the relevant Disbursement Request in determining that the conditions specified in this Section 4.1.2 have been satisfied unless the Disbursement Agent shall have received further certifications indicating that prior certifications are inaccurate. For purposes of determining whether the condition to Disbursement set forth in Section 4.1.2(j) has been satisfied, any Default or Event of Default that would be cured upon the application of the requested Disbursement of funds shall not be deemed a Default or Event of Default hereunder, and such curing Disbursement may be made, at the request of the Administrative Agent, directly to the payee(s) thereof.
4.1.3    Non-Satisfaction of Conditions; Direct Payment by Disbursement Agent. In the event that any of the conditions of Section 4.1.2 described above has not been satisfied in respect of any Disbursement Request and for so long as such conditions are not satisfied (for the purposes of which determination the Disbursement Agent shall in all cases be entitled to rely solely upon the certificates and attachments thereto provided to the Disbursement Agent in accordance with the terms of this Agreement), the Disbursement Agent shall not instruct the Account Bank to disburse any funds from the Holding Accounts pursuant to a Disbursement Request, except as provided in Section 3.2 or 4.3, and unless otherwise instructed by the Administrative Agent.
4.2    Borrower’s Reimbursement of Previously Funded Project Costs. If, at any time after the Closing Date, the Borrower shall be unable to satisfy the conditions precedent to any disbursement set forth in this Section 4 (other than the In-Balance requirement set forth in Section 4.1.2(i)), then the Borrower shall be entitled to pay Project Costs then due and owing from other funds available to the Borrower (other than amounts available under the Completion Guaranty), including from proceeds of Subordinated Indebtedness (to the extent permitted under the Loan Agreement) and to later seek reimbursement of such Project Costs from the Project Company Funds Account as part of a Disbursement Request as and when permitted in accordance with the terms of this Agreement at the time (if any) that the Borrower is able to satisfy all the conditions precedent to disbursement set forth in this Section 4 and provided that after giving effect to such reimbursement, the Project shall be In Balance. To the extent that the payment of such Project Costs was made with the proceeds of equity contributions or the proceeds of Subordinated Indebtedness (to the extent permitted under the Loan Agreement) made to the Borrower after the Closing Date, the Borrower shall be permitted to repay or distribute such reimbursed amounts to its members or the applicable providers of such Subordinated Indebtedness, as applicable, as and to the extent provided in the Loan Documents. Notwithstanding the foregoing and for the avoidance of doubt, the Borrower may not seek reimbursement from the Project Company Funds Account, and may not repay or distribute any amounts to its members or providers of Subordinated Indebtedness, for any equity contributions or proceeds of Subordinated Indebtedness made to Borrower in order to satisfy the In Balance requirement or in connection with Section 2.1 of the Completion Guaranty.
4.3    Disbursement of Funds Following Completion. Borrower shall, within five (5) Business Days after the Completion Date, instruct the Disbursement Agent to instruct the Account Banks to apply all funds on deposit in the Project Company Funds Account and the Disbursement Accounts, if any, excluding the Reserved Amounts, to the repayment of Loans pursuant to Section 2.13(d) of the Loan Agreement (which, in accordance with Section 2.12(c) of the Loan Agreement, shall be made without prepayment penalty, premium or similar charge). If the Borrower shall fail to provide any instruction under this Section 4.3, then the Disbursement Agent, the Collateral Agent or the Administrative Agent shall be entitled to provide such instruction.
4.4    Final Disbursement. The Borrower shall, within two (2) Business Days after the Final Completion Date, instruct the Disbursement Agent to instruct the Account Banks to apply all remaining funds in the Accounts to the repayment of the Loans in the manner set forth in Section 2.13(d) of the Loan Agreement (which, in accordance with Section 2.12(c) of the Loan Agreement, shall be made without any prepayment penalty, premium or similar charge). If the Borrower shall fail to provide such instruction, the Disbursement Agent, the Collateral Agent or the Administrative Agent shall be entitled to provide such instruction. At the request of the Borrower, and at the Borrower’s expense, the Project Company Funds Account and the Disbursement Accounts may be closed following the transfers contemplated in this Section 4.5, and in any such case the Collateral Agent and/or the Administrative Agent, as applicable, shall promptly deliver any and all notices to the applicable Account Banks under the applicable Control Agreements necessary to close the applicable Accounts and terminate the applicable Control Agreements. Notwithstanding the foregoing, the Borrower shall also be permitted to close an Account in connection with the substitution of an Account Bank pursuant to Section 12.17 of the Building Loan Disbursement Agreement (as incorporated by reference pursuant to Section 1.3 hereof).
4.5    Cash Collateral Posting. The Borrower may from time to time request the Disbursement Agent to disburse funds from the Project Company Funds Account for a Cash Collateral Posting, and the Disbursement Agent shall comply with such request, provided, however, that the Borrower has provided the Disbursement Agent with a written certification that (a) such request complies with the definition of Cash Collateral Posting, (b) no Default or Event of Default has occurred and is continuing (or will result from such Cash Collateral Posting), and (c) the Project will be In Balance before and after giving effect to such Cash Collateral Posting.

5.    Representations and Warranties. The Borrower represents and warrants on the Closing Date and on the date of each Disbursement, for the benefit of the Disbursement Agent, the Collateral Agent, the Administrative Agent and the Lenders, as follows:
5.1    Building Loan Disbursement Agreement. The Borrower simultaneously makes on such dates each of the representations and warranties set forth in Section 5 of the Building Loan Disbursement Agreement.
5.2    In Balance. The Project is In Balance.
5.3    Key Contracts.
5.3.1    The Administrative Agent and the Collateral Agent have been provided access to true, complete and correct copies of each of the Key Contracts in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters referred to therein or delivered pursuant thereto, if any). On the Closing Date and on the date of each Disbursement, the Contracts listed on Exhibit F or, if any Loan Party has entered into any Key Contracts after the Closing Date, the Contracts listed on an amended Exhibit F delivered to the Disbursement Agent, the Administrative Agent and the Construction Consultant prior to the date of such Disbursement, constitute all of the Key Contracts that have been entered into as of the date of such Disbursement and that are necessary, at such time and in light of the then-current state of development and construction of the Project, for the performance of the work or completion of the tasks contemplated in the Project Budget (excluding Contracts entered into in the ordinary course of business for services or materials that are easily obtained from replacement counterparties or vendors on similar terms). Each Key Contract listed on Exhibit F (as such Exhibit may be amended from time to time as noted above) is in full force and effect, enforceable against the Persons party thereto in accordance with its terms, subject only to bankruptcy, insolvency, moratorium and other similar laws and principles of equity.
5.3.2    All conditions precedent to the obligations of the respective parties (other than a Loan Party) under the Key Contracts to which a Loan Party is a party that are in effect as of the date this representation is made or deemed made have been satisfied, except for such conditions the failure of which to be satisfied would not reasonably be expected to have a Material Adverse Effect.
5.4    Project Budget; Project Cost Schedule.
5.4.1    The Project Budget (a) is, to the Borrower’s knowledge, based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein and is consistent with the provisions of the Loan Documents and the Contracts in all material respects, (b) has been and will be prepared in good faith and with due care, (c) sets forth, for each Line Item, the total costs, when added to those in the Building Budget, anticipated to be incurred to achieve the Casino Opening Date on or before the Scheduled Casino Opening Date, to achieve Completion on or before the Scheduled Completion Date, and to achieve Final Completion promptly thereafter, (d) fairly represents in all material respects the Borrower’s reasonable expectation as to the matters covered thereby as of its date, and (e) sets forth the total amount of Project Costs, including contingencies.
5.4.2    The Project Cost Schedule (as in effect from time to time) is true and correct in all material respects, has been prepared in good faith with due care, fairly represents Borrower’s reasonable expectations as to the matters set forth therein and sets forth each of the items described in clauses (a) through (c) of Section 6.5.
5.5    Force Majeure. To Borrower’s knowledge, no Person party to a Key Contract is affected by any Force Majeure Event that could reasonably be expected to have a Material Adverse Effect.
6.    Covenants. The Borrower covenants and agrees, with and for the benefit of the Disbursement Agent, the Collateral Agent, the Administrative Agent and the Lenders, to comply with each of the following provisions:
6.1    Amendments to Project Budget. The Project Budget may be amended from time to time only in the manner set forth herein. The Borrower shall have the right, from time to time, to amend the Project Budget without the consent of the Construction Consultant, the Collateral Agent, the Disbursement Agent or the Administrative Agent to change the amounts allocated for specific Line Items in accordance with the provisions hereof. Notwithstanding the foregoing, to the extent that, at any time, the Remaining Costs with regard to a particular Line Item of the Project

Budget shall exceed the Remaining Budgeted Amount with respect to such Line Item, then the Borrower shall, on or prior to the next succeeding submission of a Disbursement Request or delivery of a Project Cost Schedule Certificate, as the case may be, amend the Project Budget in accordance with the provisions hereof to eliminate such excess. With respect to any amendment of the Project Budget: (a) the Borrower may not add any new Line Item or modify the description of any Line Item, without the consent of the Administrative Agent in consultation with the Construction Consultant (such approval not to be unreasonably withheld, delayed or conditioned), (b) for each Line Item, the Remaining Budgeted Amount must equal or exceed the Remaining Costs contemplated by such Line Item, and (c) the “Project Contingency” Line Item may not be reduced below the Required Contingency.
6.1.1    Sources of Funds for Line Item Increases. A Line Item in the Project Budget may be increased only if the funds for such increase are made available in the Project Budget from one of the following categories:
(a)    any Realized Savings from another Line Item;
(b)    the reduction of the “Project Contingency” Line Item in the Project Budget; provided, however, that the “Project Contingency” Line Item may not be reduced below the Required Contingency;
(c)    (i) additional Cash equity irrevocably contributed to the Borrower after the Closing Date in a manner not prohibited by the Loan Agreement, or (ii) Cash proceeds of Subordinated Indebtedness (to the extent permitted under the Loan Agreement) provided to the Borrower after the Closing Date, in each case, deposited (and recorded as such) in the Project Company Funds Account (excluding amounts funded pursuant to the Completion Guaranty);
(d)    amounts funded pursuant to the Completion Guaranty for Project Costs;
(e)    amounts transferred, dollar-for-dollar, from one Line Item (the “First Line Item”) to another Line Item (the “Second Line Item”) (such transfer, a “Line Item Transfer”); provided however, that (i) the Construction Consultant reasonably approves such Line Item Transfer; (ii) the amount so transferred from the First Line Item represented an estimated Project Cost as of the Closing Date; (iii) such previously-estimated Project Cost of the First Line Item is now supported by a Contract or by other documentation or evidence reasonably demonstrating that the actual Project Cost associated therewith is equal to or less than such estimate and that such Project Cost is appropriately included in the Second Line Item; and (iv) the amount being transferred to the Second Line Item is equal to the amount being withdrawn from the First Line Item; or
(f)    the reduction of the “Flex Contingency” Line Item in the Project Budget.

Notwithstanding the foregoing, any increases to a Line Item in the Project Budget resulting from a Scope Change (pursuant to the terms of, and as defined in, the Building Loan Disbursement Agreement) may not be paid for with funds described in clause (d) above, but may be paid for with funds described in clauses (a), (c), (e) and (f) above in any amount, and may be paid for with funds described in clause (b) above, in an aggregate amount for all Scope Changes and when aggregated with amounts permitted under Section 6.1.1 of the Building Loan Disbursement Agreement, in an aggregate amount not to exceed the Scope Change Limit.
6.1.2    Project Budget Amendment Process. Any amendment to the Project Budget shall be in writing. Any such amendment shall identify with reasonable particularity (a) the Line Item to be increased or decreased (if any), (b) the amount of the increase or decrease (if any), (c) in the event of an increase in a Line Item, the source proposed to be utilized to pay for the increase in accordance with Section 6.1.1, and (d) in the case of a decrease in a Line Item, the Realized Savings, Line Item Transfer or Contingency Transfer, as the case may be, in the amount of such decrease, and whether such Realized Savings or Contingency Transfer shall be the source of funds for a corresponding increase of a “Line Item” under and as defined in the Building Loan Disbursement Agreement or for deposit into the Building Loan Interest Reserve Account (as defined in the Building Loan Disbursement Agreement) in connection with Section 6.15 thereof. The parties acknowledge that a portion of any cost reduction achieved with respect to matters under a Contract may be payable to the applicable payee thereunder (subject to the conditions contained therein with respect to application of savings), and that, in such case, the entire reduction may not become Realized Savings. Any amounts of Realized Savings, Line Item Transfers, contingency amounts or previously allocated reserves so identified for use in connection with a particular Line Item thenceforth shall be deemed dedicated to the particular Line Item, unless and until the Project Budget is amended to reduce the amounts budgeted for the Line Item of the Project Budget.
6.1.3    Project Budget Amendment Certificate. The Borrower shall submit the Project Budget amendment to the Disbursement Agent, the Administrative Agent and the Collateral Agent by an Officer’s Certificate substantially in the form of Exhibit C (a “Project Budget Amendment Certificate”), together with the certificate of the Construction Consultant, as provided substantially in the form of Exhibit 1 to the Project Budget Amendment Certificate. Upon submission of such Project Budget Amendment Certificate, together with the Exhibits thereto, such amendment shall become effective hereunder, and the Project Budget for the Project shall thereafter be as so amended.
6.1.4    Contingency Transfer. So long as all other applicable conditions for amendments to the Project Budget and Building Budget are met pursuant to this Agreement and the Building Loan Disbursement Agreement, respectively, amounts in respect of (1) the “Project Contingency” Line Item in the Project Budget hereunder, and (2) the “Flex Contingency” Line Item in the Project Budget hereunder, may be used (x) to pay for Building Loan Costs under the Building Loan Disbursement Agreement pursuant to a Disbursement Request hereunder that identifies such Building Loan Costs, and (y) for deposit into the Building Loan Interest Reserve Account (as defined in the Building Loan Disbursement Agreement) on account of an extension of the Scheduled Casino Opening Date and/or the Casino Opening Deadline pursuant to Section 6.15 of the Building Loan Disbursement Agreement (each, a “Contingency Transfer”); provided, however, that (i) the “Project Contingency” Line Item may not be reduced below the Required Contingency; (ii) Interest Reserve Contingency Transfers shall not exceed the Interest Reserve Contingency Transfer Limit (each as defined in the Building Loan Disbursement Agreement); (iii) the Borrower shall have complied with any other applicable requirements of this Agreement and the Building Loan Disbursement Agreement in connection therewith; and (iv) the Project shall remain In Balance.
6.2    Contract Amendment Process. The Borrower shall not enter into or approve any Contract Amendment except as set forth in this Section 6.2. The Borrower shall have the right from time to time as provided below, to amend or permit the amendment of any Contract including to change the scope and/or the Borrower’s payment obligations in connection therewith.
Any Contract Amendment that (i) results in a cost increase in a Key Contract in excess of $500,000 individually or, when taken together with all other Contract Amendments, results in a cost increase of $1,500,000 in the aggregate, (ii) when taken together with all related Contract Amendments and after giving effect to any new, related Contracts, results in a material lessening of the scope or quality thereunder, or (iii) when taken together with all additions hereunder and under Section 6.2 of the Building Loan Disbursement Agreement, results in the likely addition of three (3) or more weeks to the Project Schedule under the Building Loan Disbursement Agreement) (any such amendment described in clauses (i) through (iii) above, a “Material Contract Amendment”) shall be in writing and shall identify with reasonable particularity all changes being made.
The Borrower shall not permit any Material Contract Amendment to become effective unless and until:
(a)    the Borrower and all counterparties thereto have executed and delivered to the Disbursement Agent, the Construction Consultant, the Administrative Agent and the Collateral Agent the Material Contract Amendment (with the effectiveness thereof subject only to satisfaction of the applicable conditions in clauses (b), (c), (d), (e) and (f) below);
(b)    the Borrower has submitted the Material Contract Amendment to the Disbursement Agent and the Administrative Agent together with an Officer’s Certificate substantially in the form of Exhibit D (a “Contract Amendment Certificate”), together with the certificate of the Construction Consultant substantially in the form of Exhibit 1 to such Contract Amendment Certificate;
(c)    if the Material Contract Amendment will result in an amendment to the Project Budget, the Borrower shall have complied with the requirements of Section 6.1;
(d)    if the Material Contract Amendment will cause the Project to no longer be In Balance, then the Borrower shall have complied with the requirements of Section 6.4;

(e)    if the Material Contract Amendment will result in an amendment to the Project Schedule, then the Borrower shall have complied with the requirements of Section 6.15 of the Building Loan Disbursement Agreement to the extent applicable; and
(f)    if the Borrower delivered a payment or performance bond with respect to the applicable Key Contract, then, if requested by the Construction Consultant, the Borrower shall deliver a consent to such Material Contract Amendment from the surety under such bond. Contract Amendments which are not Material Contract Amendments shall not require compliance with the requirements set forth in this Section 6.2 or the approval of the Administrative Agent or any other Person to be effective. However, for the avoidance of doubt, nothing in this Section 6.2 shall relieve the Borrower from complying with the other provisions of this Agreement or the provisions of the Loan Agreement.
6.3    Contracts Entered into after the Closing Date. The Borrower may, from time to time after the Closing Date, enter into Contracts consistent with the Final Plans and Specifications (as defined in the Building Loan Disbursement Agreement) and the Project Budget (as each is in effect from time to time). Each such Contract shall be in writing. The Borrower shall not permit any new Key Contract to become effective unless and until:
6.3.1    the Borrower and all applicable counterparties to such Contract have executed and delivered the Key Contract (with the effectiveness thereof subject only to satisfaction of the conditions in Sections 6.3.2, 6.3.3, 6.3.4 and 6.3.5);
6.3.2    the Borrower has submitted to the Collateral Agent and the Administrative Agent each of the following, in each case, with a copy to the Disbursement Agent and the Construction Consultant, and, in each case, in form and substance reasonably satisfactory (including in respect of bonding and other support required under such Key Contract) to each of them:
(a)    duly completed and executed copies of such Key Contract, together with an Officer’s Certificate in substantially the form of Exhibit E (an “Additional Contract Certificate”) and all exhibits, attachments and certificates required thereby;
(b)    to the extent required by Section 4.1.2(b), copies of all performance and payment security (with original bonds delivered to the Collateral Agent) which shall be in form and substance reasonably satisfactory to Administrative Agent and otherwise commercially reasonable, and shall name the Collateral Agent as a co-obligee or beneficiary, as applicable); and
(c)    duly executed consents to collateral assignment (each, a “Consent”) from each counterparty, substantially in the form of Exhibit F to the Building Loan Disbursement Agreement with such modifications thereto as may be reasonably acceptable to the Administrative Agent, in each case, signed by the counterparty to such Key Contract; provided, however, that a Consent shall not be required where the amount to be paid to the counterparty under such Contract and all related Contracts with the same counterparty is less than $4,000,000, or where the Administrative Agent in its sole discretion has waived such requirement in writing;
6.3.3    if entering into such Key Contract will result in an amendment to the Project Budget, the Borrower (a) shall notify the Construction Consultant, the Disbursement Agent, the Collateral Agent and the Administrative Agent and (b) shall have complied with the requirements of Section 6.1;
6.3.4    if entering into such Key Contract will cause the Project to no longer be In Balance, then the Borrower (a) shall notify the Construction Consultant, the Disbursement Agent and the Administrative Agent; and (b) shall have complied with the requirements of Section 6.4; and
6.3.5    if entering into such Key Contract will result in an amendment to the Project Schedule as defined in and under the Building Loan Disbursement Agreement, the Borrower (a) shall notify the Construction Consultant, the Disbursement Agent and the Administrative Agent, and (b) shall have complied with the requirements of Section 6.15 of the Building Loan Disbursement Agreement to the extent applicable.
6.4    In Balance Requirement. If the Project shall, at any time, not be In Balance, the Borrower shall cause either (i) additional Cash equity to be provided to the Borrower, or (ii) Cash proceeds of Subordinated Indebtedness (to the extent permitted under and subject to the limitations in the Loan Agreement) to be provided to the Borrower, and, in each case, the Borrower shall deposit (and record as such) such funds into the Project Company Funds Account in an amount sufficient to cause the Project to be In Balance. Such contributions and deposits may, subject to Section 6.1.1, be made from draws under the Completion Guaranty to the extent applicable to Project Costs.
6.5    Project Cost Schedule Certificate. The Borrower shall submit an Officer’s Certificate substantially in the form of Exhibit B (a “Project Cost Schedule Certificate”) to the Collateral Agent, the Administrative Agent, the Disbursement Agent and the Construction Consultant concurrently with the delivery of each report required under Section 6.6. Each Project Cost Schedule Certificate shall include a Project Cost Schedule dated no earlier than the last Business Day of the month immediately preceding the month in which such Project Cost Schedule Certificate is delivered, shall be delivered simultaneously with the delivery of the Building Loan Cost Schedule Certificate pursuant to Section 6.5 of the Building Loan Disbursement Agreement, and shall set forth:
(a)    for each Line Item in the Project Budget, each of the items required on Exhibit B;
(b)    (i) the actual investment income earned on the Project Company Funds Account through a date no earlier than thirty (30) days prior to the date of the Project Cost Schedule; and (ii) the additional amount of investment income which the Borrower reasonably anticipates will accrue on the Project Company Funds Account from such date through the date that the Borrower reasonably anticipates that the Completion Date will occur;
(c)    the then-applicable PDA Share, PDA Bond Amount Share and Construction Balancing Cash, and the amount of Construction Balancing Cash Transfers made to date; and
(d)    a calculation, certified by the Borrower, of the Remaining Costs with respect to each Line Item in the Project Budget, the Required Contingency and the Available Project Funds as of such date. In addition, the Borrower shall, from time to time, deliver to the Administrative Agent and the Construction Consultant any back-up or supporting documentation or other information with respect to the items on the Project Cost Schedule as may be reasonably requested by any of them.
6.6    Reports. Prior to achieving Final Completion, the Borrower shall deliver to the Administrative Agent, the Construction Consultant and the Disbursement Agent, within thirty (30) days after the end of each month: (a) a monthly status report describing in reasonable detail the progress of the construction of the Project since the immediately preceding status report hereunder, including the cost incurred to the end of such month, an estimate of the time and cost required to complete the Project and such other information which the Administrative Agent, the Construction Consultant or the Disbursement Agent may reasonably request; and (b) all written progress reports, if any, provided directly to the Borrower by each counterparty pursuant to a Contract. To the extent that the information or documentation required to be delivered hereunder is duplicative of information or documentation required to be delivered by the Borrower under any other provision of this Agreement or is duplicative of any information provided under Section 6.10 of the Building Loan Disbursement Agreement, the reports delivered hereunder may cross-reference and/or incorporate such other information or documentation by direct reference.
6.7    Notices. Promptly, but in any event within 10 Business Days upon acquiring or giving notice or obtaining knowledge thereof, the Borrower shall provide to the Disbursement Agent, the Construction Consultant, the Collateral Agent and the Administrative Agent written notice of:
(a)    any event, occurrence or circumstance which could reasonably be expected to cause the Project to not be In Balance or which could render the Borrower incapable of, or prevent the Borrower from meeting any material obligation under the Key Contracts as and when required thereunder; or
(b)    any termination or event of default or notice thereof under any Key Contract, other than terminations of Key Contracts in the ordinary course due to completion of the matters thereunder.
Notwithstanding the foregoing, with regard to clause (a) above, the Borrower shall not be required to deliver duplicate notices under this Section 6.7 and Section 6.11 of the Building Loan Disbursement Agreement (i.e., if a notice that meets the requirements of this Section 6.7 and Section 6.11 of the Building Loan Disbursement Agreement has been delivered pursuant to Section 6.11 of the Building Loan Disbursement Agreement, no duplicate notice shall be required under this Section 6.7).
6.8    Retained Amounts. Retained Amounts shall not be released (a) unless the relevant counterparty has finally completed all of its work under its Contract or such release is required under the terms of the applicable Contract or applicable law; provided, however, that upon a written request from Borrower to the Construction Consultant, together with such information and documentation as the Construction Consultant may reasonably require, the Construction Consultant, in its discretion, may approve Borrower’s release of a portion of the retainage following substantial completion of such counterparty’s Contract but prior to final completion thereof; or (b) except as and when required pursuant to the terms of the applicable Contract or applicable law.
6.9    Project Schedule Amendments. The Borrower may, from time to time, amend the Project Schedule by delivering to the Disbursement Agent, the Construction Consultant and the Administrative Agent a revised Project Schedule; provided, however, that the same may be effected only in compliance with the applicable terms and conditions of the Building Loan Disbursement Agreement, including Section 6.15 thereof.
6.10    Application of Insurance, Condemnation and Other Recovery Event Proceeds. Any Restoration Proceeds deposited into the Project Company Funds Account and/or the Project Disbursement Account pursuant to Section 6.8 of the Building Loan Disbursement Agreement shall be applied (x) to the extent permitted hereunder, to pay Project Costs pursuant to the requirements of Section 4, or (y) to the extent required under the Loan Agreement, to prepay the Obligations.
6.11    Application of AEV Equity Contributions. Upon each contribution by Borrower of Cash equity into the Project Company Funds Account toward satisfaction of the AEV Minimum Amount as provided in Section 2.2.1(c) hereof (each such contribution, an “AEV Equity Contribution”), Borrower shall provide the Disbursement Agent with written notice pursuant to which Borrower shall (x) allocate  a portion of such AEV Equity Contribution to be applied toward the payment of  Building Loan Costs under the Building Loan Disbursement Agreement pursuant to a Disbursement Request hereunder that identifies such Building Loan Costs (such amount, the "Allocated BLDA EV Equity"); (y) allocate a portion of such AEV Equity Contribution to be applied toward the payment of Project Costs hereunder pursuant to the provisions hereof (such amount, the "Allocated PDA EV Equity," and any remaining amounts in respect of such AEV Equity Contribution not so allocated by Borrower to Building Loan Costs or Project Costs, the “Excess EAV Equity”); and (z) instruct that any Excess EAV Equity be either (i) transferred from the Project Company Funds Account to the Building Loan Company Funds Account (such amount, the “BLDA Balancing Cash”), or (ii) transferred into the Golf Course Equity Account (as defined in the Loan Agreement) solely for the payment of Golf Course Expenditures (as defined in the Loan Agreement) (a “Golf Course Contribution”), in each case in such amounts as Borrower shall designate, whereupon Disbursement Agent shall instruct the Account Bank to so transfer the BLDA Balancing Cash, if any, to the Building Loan Company Funds Account, and the Golf Course Contribution, if any,  into the Golf Course Equity Account; provided, however, that Borrower may utilize a portion of the Allocated BLDA EV Equity for purposes of a Cash Collateral Posting under and pursuant to Section 4.5 hereof, whereupon the BLDA Bond Amount Share shall be deemed to be automatically increased by a corresponding amount (and shall be so reflected by Borrower in the next succeeding Building Loan Cost Schedule delivered under Section 6.5 of the Building Loan Disbursement Agreement). For the avoidance of doubt, the amount of such Allocated BLDA EV Equity so used for such Cash Collateral Posting shall no longer be deemed Allocated BLDA EV Equity. Borrower shall certify in such notices that the Project shall be In Balance after giving effect to each allocation and transfer set forth in this Section 6.11.
6.12    Reimbursable FF&E Amounts. The parties acknowledge that FF&E Costs under the “FF&E” Line Item hereunder are intended to be paid with the proceeds of FF&E Agreements, but that some such FF&E Costs may, pursuant to the Project Schedule, be required to be paid at a point in time when sufficient FF&A Agreements may not yet be in place. Thus, in order to provide for the payment of such FF&E Costs with funds in the Project Company Funds Account that would have otherwise been used for other Project Costs, and subject to the reimbursement of such funds with the proceeds of future FF&E Agreements (to the extent necessary for the Project to be In Balance), Borrower shall be permitted to request a Disbursement of proceeds from the Project Company Funds Account for payment of FF&E Costs under the “FF&E” Line Item; provided, however, that (a) all other applicable conditions to Disbursements hereunder are satisfied; and (b) the proceeds of any FF&E Agreements shall be used only to (i) originally purchase items representing FF&E Costs under the “FF&E” Line Item hereunder; or (ii) fund FF&E Reimbursements.
6.13    Construction Balancing Cash. The parties acknowledge that certain funds in the Project Company Funds Account, in excess of amounts otherwise required to satisfy all Project Costs identified under the Line Items hereunder, are intended to be utilized by Borrower for the payment of Building Loan Costs under the “Construction Management Agreement” Line Item as defined in the Building Loan Disbursement Agreement (such amounts then in the Project Company Funds Account, and as identified by Borrower in each Project Cost Schedule delivered hereunder, the “Construction Balancing Cash”).   As part of any Disbursement Request hereunder, Borrower may request the Disbursement Agent to instruct the Account Bank to transfer all or a portion of such Construction Balancing Cash from the Project Company Funds Account to the Building Loan Company Funds Account for Disbursement (under and as defined in the Building Loan Disbursement Agreement) for the payment of such Building Loan Costs (a “Construction Balancing Cash Transfer”); provided that (a) at the time of such Construction Balancing Cash Transfer, there shall otherwise be insufficient funds in the “Accounts” (as defined in the Building Loan Disbursement Agreement) to satisfy Building Loan Costs then due and payable under the “Construction Management Agreement” Line Item as defined in the Building Loan Disbursement Agreement; and (b) Borrower shall certify that the Project shall be In Balance after giving effect to such Construction Balancing Cash Transfer.  For the avoidance of doubt, Construction Balancing Cash shall not be included in Available Project Funds hereunder.

6.14    Disbursement Agent, Collateral Agent, Administrative Agent Not Responsible. Notwithstanding anything to the contrary contained in this Agreement, other than receiving certificates provided for herein, neither the Collateral Agent, the Administrative Agent nor the Disbursement Agent shall have any obligations or responsibilities with respect to Sections 6.1 through 6.13.
7.    Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):
(a)    the occurrence and continuation of an “Event of Default” under the Loan Agreement or any other Loan Document;
(b)    the failure, from time to time, of the Project to be In Balance, which failure shall continue for thirty (30) consecutive days without being cured;
(c)    any representation, warranty or certification made by the Borrower or any other Loan Party in this Agreement, any Disbursement Request or any other certificate submitted pursuant hereto shall be found to have been incorrect in any material respect when made or deemed to be made; provided, however, that if a representation and warranty contains a materiality or Material Adverse Effect qualification, the materiality qualifier in this Section 7(c) shall be disregarded for purposes of such representation and warranty;
(d)    [Intentionally Deleted];
(e)    the Borrower shall fail to perform or observe any of its obligations hereunder (other than those listed in clauses (a), (b) or (c) above) where such Default shall not have been remedied within thirty (30) days after the earlier of (i) the Borrower or any other Loan Party becoming aware of such breach or Default, or (ii) notice of such failure from the Disbursement Agent, the Collateral Agent, or the Administrative Agent to the Borrower;
(f)    the Borrower or any other Loan Party shall breach or default under any material term, condition, provision, covenant, representation or warranty contained in any Key Contract and such breach or default shall continue unremedied for fifteen (15) days after the earlier of (i) the Borrower or any other Loan Party becoming aware thereof; or (ii) receipt by the Borrower or any other Loan Party of notice thereof from the Disbursement Agent, the Collateral Agent or the Administrative Agent; provided, however, that so long as (x) such breach or default could not reasonably be expected to result in a Material Adverse Effect; and (y) such breach or default is reasonably susceptible to cure within a further forty-five (45) days but cannot be cured within such original fifteen (15) day period despite the Borrower’s good faith and diligent efforts to do so, then the cure period shall be extended as is reasonably necessary beyond such original fifteen (15) day period (but such extension shall in no event be longer than forty-five (45) additional days) if remedial action reasonably likely to result in cure is promptly instituted within such original fifteen (15) day period and is continued until the breach or default is remedied;
(g)    any party (other than the Borrower or any other Loan Party) shall breach or default under any material term, condition, provision, covenant, representation or warranty contained in any Key Contract and such breach or default shall continue unremedied for thirty (30) days after the earlier of (i) the Borrower or any other Loan Party becoming aware thereof, or (ii) receipt by the Borrower or any other Loan Party of notice thereof from the Collateral Agent, the Administrative Agent or the Disbursement Agent; provided, however, that:
(A)    if such breach or default is reasonably susceptible to cure within seventy-five (75) days but cannot be cured within such original thirty (30) days despite such other party’s good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such original thirty (30) day period (but shall in no event be longer than seventy-five (75) days and only if remedial action reasonably likely to result in cure is promptly instituted within such original thirty (30) day period and is thereafter diligently pursued until the breach or default is remedied; and
(B)    no Event of Default shall be deemed to have occurred as a result of such breach or default if the Borrower provides written notice to the Collateral Agent, the Administrative Agent and the Disbursement Agent promptly upon (but in no event more than two (2) Business Days after) the Borrower or any other Loan Party becoming aware thereof that the Borrower intends to replace such Key Contract (or that replacement is not necessary); and
(1)    the Borrower obtains a replacement obligor or obligors reasonably acceptable to the Administrative Agent (in consultation with the Construction Consultant) for the affected party (if in the reasonable judgment of the Disbursement Agent or the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary);
(2)    the Borrower enters into a replacement Key Contract in accordance with Section 6.3 on terms no less beneficial to the Borrower and the Secured Parties in any material respect than the Key Contract so breached (or otherwise reasonably satisfactory to the Disbursement Agent and the Administrative Agent) within seventy-five (75) days of such breach (if in the reasonable judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary and the applicable counterparty has not theretofore cured its breach); provided, further, however, that the replacement Key Contract may require the Borrower to pay amounts to the replacement obligor in excess of those that would otherwise have been payable under the breached Key Contract if such additional payments in the reasonable judgment of the Administrative Agent, in consultation with the Construction Consultant, do not cause the Project to fail to be In Balance; and

(3)    such breach or default, after considering any replacement obligor and replacement Key Contract and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect;
(h)    any of the Key Contracts shall have terminated, become invalid or illegal, or otherwise ceased to be in full force and effect (other than in the ordinary course at the end of its stated term); provided, however, that no Event of Default shall be deemed to have occurred as a result of such termination, invalidity, illegality or cessation if the Borrower provides written notice to the Collateral Agent, the Administrative Agent and the Disbursement Agent promptly upon (but in no event more than two (2) Business Days after) the Borrower or any other Loan Party becoming aware of such Key Contract terminating, becoming invalid or illegal, or otherwise ceasing to be in full force or effect that the Borrower intends to replace such Key Contract (or that replacement is not necessary) and:
(A)    the Borrower obtains a replacement obligor or obligors reasonably acceptable to the Administrative Agent, for the affected party (if in the reasonable judgment of the Administrative Agent, in consultation with the Construction Consultant, a replacement is necessary);
(B)    the Borrower enters into a replacement Key Contract in accordance with Section 6.3, on terms no less beneficial to the Borrower and the Secured Parties in any material respect than the Key Contract so terminated, invalidated, deemed illegal or ceased (or otherwise as reasonably satisfactory to the Disbursement Agent and the Administrative Agent), within sixty (60) days of such termination, invalidity, illegality or cessation (if in the reasonable judgment of the Administrative Agent, in consultation with the Construction Consultant, a replacement is necessary); provided, however, that the replacement Key Contract may require the Borrower to pay additional amounts to the replacement obligor that would have otherwise been payable under the terminated Key Contract if such additional payments in the reasonable judgment of the Administrative Agent, in consultation with the Construction Consultant, do not cause the Project to fail to be In Balance; and
(C)    such termination, invalidity, illegality or cessation, after considering any replacement obligor and replacement Key Contract and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect;
and during the continuance of an Event of Default, the Collateral Agent, the Administrative Agent or the Disbursement Agent may, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by applicable law), exercise any or all rights and remedies at law or in equity (in any combination or order that such Persons may elect, subject to the foregoing), including without limitation or prejudice to such Person’s other rights and remedies, (x) subject to the terms and provisions of Section 3.2, refuse, and such Persons shall not be obligated, to make or cause to be made any Disbursements or make or cause to be made any payments from any Account or other funds (whether or not held by the Disbursement Agent by or on behalf of the Borrower), and (y) exercise any and all rights and remedies available under any of the Loan Documents.
8.    Coordination with Building Loan Disbursement Agreement. Notwithstanding anything to the contrary herein, there shall be no substitution or replacement of the Construction Consultant, the Disbursement Agent and/or any Account Bank hereunder unless there shall have also been a simultaneous and corresponding substitution or replacement of the Construction Consultant, the Disbursement Agent and/or Account Bank under the Building Loan Disbursement Agreement, as the case may be, it being understood that (i) if the Disbursement Agent resigns or is removed as the Disbursement Agent pursuant to Section 11 of the Building Loan Disbursement Agreement, then the Disbursement Agent shall concurrently resign or be removed, as the case may be, as the Disbursement Agent under this Agreement, and the successor Disbursement Agent under the Building Loan Disbursement Agreement shall concurrently become the Disbursement Agent under this Agreement, in each case, without any further act or approval by any Person (i.e., the same Person shall always act as the Disbursement Agent under this Agreement and under the Building Loan Disbursement Agreement and, if any Person has the right to remove the Disbursement Agent under this Agreement or the Building Loan Disbursement Agreement, such Person shall have the right to remove the Disbursement Agent concurrently under the other agreement) and (ii) the provisions of this Agreement are intended to coordinate with the provisions of the Building Loan Disbursement Agreement with regard to the development of the Project, the administration of the Accounts and the “Accounts” as defined in the Building Loan Disbursement Agreement and the administration and processing of Disbursement Requests and “Disbursement Requests” as defined in the Building Loan Disbursement Agreement.
9.    Termination. This Agreement shall terminate upon the earlier of (a) “payment in full” of all Obligations in accordance with the terms of the Loan Agreement; and (b) the closing of (x) all Accounts in accordance with Section 4.3 and (y) all “Accounts” (under and as defined in the Building Loan Disbursement Agreement); provided, however, that the obligations of the Borrower under Section 9 of the Building Loan Disbursement Agreement (made applicable hereto pursuant to the terms of Section 1.3 above) shall survive termination of this Agreement. For the avoidance of doubt, upon the termination of this Agreement as set forth above, the Accounts shall no longer be required to be subject to a Control Agreement.
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IN WITNESS WHEREOF, the parties hereto have each caused this Project Disbursement Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Disbursement Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Administrative Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Collateral Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

MONTREIGN OPERATING COMPANY, LLC,
as the Borrower

By: /s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: President

EMPIRE RESORTS REAL ESTATE II, LLC,
as the EV Subsidiary

By: /s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: President